SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

___________________

FORM 8K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 2, 2015

LCNB CORP.

(Exact name of Registrant as specified in its Charter)

Ohio	0-26121	31-1626393
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification Number)

2 North Broadway, Lebanon, Ohio	45036
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:   (513) 932-1414

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

 X

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

__

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01

Entry Into Material Definitive Agreement.

On December 29, 2014, LCNB Corp., an Ohio corporation (“LCNB”), and BNB Bancorp, Inc., an Ohio corporation (“BNB”), entered into an Agreement and Plan of Merger (the “Merger Agreement”).  The Merger Agreement provides for a business combination whereby BNB will merge with and into LCNB (the “Merger”), with LCNB as the surviving corporation in the Merger.  In addition, BNB’s banking subsidiary, Brookville National Bank (“BNB Bank”), will merge with and into LCNB’s banking subsidiary, LCNB National Bank (“LCNB Bank”) (the “Bank Merger”), with LCNB Bank as the surviving bank in the Bank Merger.  The Board of Directors of LCNB, LCNB Bank, and BNB have approved the Merger, Bank Merger, and the Merger Agreement.

At the effective time and as a result of the Merger, a shareholder of BNB will have the right to receive: (i) a number of LCNB common shares (“LCNB Common Shares”) equal to 2.005; and (ii) cash in the amount of $15.75 per share.  Pursuant to the terms of the Merger Agreement, the aggregate consideration paid to consummate the transactions shall be $12,574,170.00, including the value of shares of LCNB common stock issued to BNB shareholders.

The Merger Agreement contains customary covenants from LCNB and BNB, including, among others, covenants relating to (1) the conduct of BNB’s business during the interim period between the execution of the Merger Agreement and the closing of the Merger, (2) BNB’s obligations to facilitate its shareholders’ consideration of, and voting upon, the Merger Agreement and the transactions contemplated thereby, (3) the recommendation by the board of directors of BNB in favor of the approval by its shareholders of the Merger Agreement and the transactions contemplated thereby, and (4) BNB’s non-solicitation obligations relating to alternative business combination transactions.

The Merger is expected to close in the second quarter of 2015, pending adoption of the Merger Agreement by the shareholders of BNB and the satisfaction of various closing conditions, including the receipt of all necessary bank regulatory approvals, the accuracy of the representations and warranties of each party (subject to certain exceptions), the performance in all material respects by each party of its obligations under the Merger Agreement, and other conditions customary for transactions of this type.  The directors of BNB have agreed to vote their shares in favor of adoption of the Merger Agreement.  The Merger Agreement contains certain termination rights for both LCNB and BNB, and further provides that, upon termination of the Merger Agreement under specified circumstances, BNB may be required to pay LCNB a termination fee of $503,000.00.

The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which is attached as Exhibit 2.1 to this Current Report on Form 8-K and is incorporated herein by reference.  The Merger Agreement has been attached as an exhibit to provide investors and security holders with information regarding its terms.  It is not intended to provide any further financial information about LCNB or its subsidiaries or affiliates.  The representations, warranties and covenants contained in the Merger Agreement were made only for purposes of that agreement and as of specific dates, are solely for the benefit of the parties to the Merger Agreement, may be subject to limitations agreed upon by the parties, including being qualified that confidential disclosures made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the parties that differ from those applicable to investors.  Investors should not rely on the representations, warranties or covenants or any description thereof as characterizations of the actual state of facts or condition of LCNB, BNB or any of their respective subsidiaries or affiliates.  Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Merger Agreement, which subsequent information may not be fully reflected in public disclosures by LCNB.

Important Information About the Merger

In connection with the proposed transaction, LCNB will file a registration statement on Form S-4 with the Securities and Exchange Commission (“SEC”) to register the shares of LCNB common stock to be issued to the shareholders of BNB. The registration statement will include a proxy statement/prospectus which will be sent to the shareholders of BNB in advance of a special meeting of shareholders that will be held to consider the proposed Merger. BNB INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS AND ANY OTHER RELEVANT DOCUMENTS TO BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED TRANSACTION BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT LCNB, BNB AND THE PROPOSED TRANSACTION. Investors and security holders may obtain a free copy of these documents (when available) through the website maintained by the SEC at www.sec.gov. These documents may also be obtained, without charge, by directing a request to LCNB Corp., 2 North Broadway, P.O. Box 59, Lebanon, Ohio 45036, Attn.: Investor Relations.

Forward Looking Statements

This Current Report on Form 8-K contains forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended. In addition to those risk factors listed in LCNB’s Annual Report on Form 10-K, the following factors could cause the actual results of LCNB’s operations to differ materially from LCNB’s expectations: a failure to satisfy the conditions to closing for the Merger in a timely manner or at all; failure of the BNB shareholders to approve the Merger; failure to obtain the necessary governmental approvals for the proposed merger or adverse regulatory conditions in connection with such approvals; disruption to the parties’ businesses as a result of the announcement and pendency of the transaction; and difficulties related to the integration of the businesses following the merger. LCNB does not assume any duty to update forward-looking statements.

Item 9.01   Financial Statements and Exhibits.

(d)

Exhibits.

Exhibit No.

Description

2.1

Agreement and Plan of Merger dated December 29, 2014 by and between LCNB Corp. and BNB Bancorp, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

LCNB CORP.

Date: January 2, 2015	By: /s/ Robert C. Haines II
Robert C. Haines II Chief Financial Officer